Exhibit 99.2
CBIZ, Inc.
Second Quarter 2006 Conference Call
July 26, 2006

Operator:	Good morning ladies and gentlemen and welcome to the CBIZ 2006 Second Quarter Results Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session. Please note that this conference is being recorded. I would now turn the call over to Mr. Steven Gerard. Mr. Gerard, you may begin.

Steven Gerard:	Thank you, John. Good morning, everyone, and thank you for calling in to CBIZ’ second quarter conference call. Before I begin with my comments, I’d like to remind you of a few things. As with all our conference calls, this call is intended to answer the questions of our shareholders and analysts. If there are media representatives on the call, you’re welcome to listen in; however, I ask that if you have questions, you hold them until after the call and we’ll be happy to address them at that time. This call is also being webcast and you can access the call over our website at CBIZ.com. You should have all received a copy of the press release which we issued this morning. If you didn’t, you could access it on our website or you can call our corporate office for a copy. Finally, please remember that during the course of this call, we may make forward looking statements. These statements represent management’s intention, hopes, beliefs, expectations, and predictions of the future. Actual results can and sometimes do differ materially from those projected and forward looking statements. Additional information concerning factors that would cause actual results to differ materially from those in forward looking statements are contained in our SEC filings, form 10-K, and press release.

Joining me on the call this morning Jerry Grisko, our President and Chief Operating Officer, and Ware Grove, our Chief Financial Officer. This morning before the opening, we released our second quarter and six month results. We are proud to report that we had a strong second quarter to go along with our strong first quarter and, in particular, that all four of our business units hosted revenue gains and contribution gains to both the second quarter and the six month. In addition, we announced that effective August 4th, we have been approved for listing on the New York Stock Exchange and will begin trading on that date. I’d like to turn this call over to Ware to give you the details of the quarterly numbers and then I’ll come back and talk a little bit more about the business.

Ware Grove:	Thanks, Steve. I want to take a few minutes to review the highlights of the numbers we released this morning for the second quarter and the six months ended June 30, 2006.

For the second quarter, total revenue increased by $13.1 million which was an increase of 9.4% compared to the second quarter a year ago. Same unit revenue increased by 5.7% in the second quarter and we experienced same unit growth in all business segments within CBIZ.

For the first six months this year, total revenue grew by $29 million, or by 9.8% compared with the first six months a year ago. Same unit revenue has grown by 6.8% or by $20.1 million for the first half of 2006. As mentioned earlier, we have experienced same unit revenue growth in every business segment within CBIZ.

We have acquired three businesses so far in 2006. In the first quarter, we acquired Tri-Med, which is now part of our medical management practice group, and Valley Global, a property and casualty business, which is now part of our employee services group. In the second quarter, we acquired BCKW, an insurance firm with a property and casualty focus that is located in St. Joseph, Missouri, and that complements our operations in Kansas City and further strengthens our presence in the Midwest. These acquisitions contributed $5.2 million to our revenue growth in the second quarter and have contributed $8.9 million to our revenue growth to the first six months. We’re pleased that with this growth in revenue, we’ve been able to expand margins and this is translated into a higher rate of growth in both operating income and net income from continuing operations. For the second quarter, the 9.4% growth in total revenue resulted in a 28% growth in net income from continuing operations and, for the first six months of 2006, the 9.8% increase in total revenue has resulted in a 29% increase in net income from continuing operations. For the first six months, we have achieved a 31% growth in diluted earnings per share from continuing operations compared to a year ago.

As I mentioned in our conference call during the first quarter of this year, in 2006, CBIZ is recognizing an expense for stock compensation as required by FAS-123-R for unvested stock options outstanding at the beginning of the year plus expenses for any new options granted during 2006. Our total stock compensation expense for the second quarter was $1.1 million and, for the first six months, the total stock compensation expense was approximately $1.7 million and that compares with approximately $100,000 for the first six months a year ago. We expect stock compensation expense will impact earnings per share in 2006 by approximately $0.03 per share and this expense was anticipated in the earnings per share targets that we have established for 2006. Also, during the second quarter, we announced that CBIZ closed a $100 million convertible note issue due in 2026. These notes have a five-year call protection and this financing has several unique features that are important to understand. First of all, the interest rate on these notes is 3-1/8% per year payable semi-annually. In addition, there is a conversion feature that provides for the conversion to shares of common stock at a price of $10.63 per share. However, unlike convertible note issues that may be fully convertible into shares of stock, these notes have a net share settlement feature which has become common in recent years. This feature provides that the $100 million principal value of the notes be repaid in cash. Further, as the value of CBIZ’ common shares exceed the conversion price of $10.63 over the next five years, the gain on the notes above $10.63 can be paid in either cash or settled in shares at CBIZ’ option. It is important to note that any gain settled with the issuance of shares is settled with shares valued at the appreciated value of the shares at that time. The issuance of these notes enabled CBIZ to repurchase 6.6 million shares of common stock concurrent with the closing of these notes on May 30th. We used the remaining proceeds of the notes to pay the outstanding balance on our unsecured bank credit facility.

As mentioned in the release, we have repurchased additional shares through open market repurchases by utilizing a 10(b)5-1 program for share repurchases. So, through July 25th, we have repurchased a total of approximately 7.9 million shares, including the 6.6 million shares I mentioned earlier combined with subsequent open market activity.

Let me summarize this information by saying that CBIZ now has the convertible notes outstanding with an interest rate of 3-1/8% and we have completely paid the outstanding balance on our bank credit facility. To compare the interest expense, the borrowing cost under the bank credit facility would be in a 7% to 7-1/4% interest range. Our existing $100 million unsecured bank credit facility remains fully available to support CBIZ’ operating needs, including potential future acquisitions. We made three acquisitions in the first half of 2006 and we remain fully committed to continuing our targeted acquisition program as the first priority for the use of our funds. With this share repurchase activity in the second quarter of 2006, we have repurchased approximately 10% of our shares outstanding this year. Because this repurchase activity occurred near the end of the second quarter, the impact on the second quarter and six-month share count was minimal at June 30th. As we progress through the balance of 2006, this repurchase activity will further reduce the diluted shares outstanding as the weighted average share count in the third and fourth quarters will reflect this activity to a greater degree. Days sales outstanding on receivables stood at 72 days at June 30, 2006, compared with 75 days at June 30 a year ago. For the first six months of 2006, capital spending was approximately $3.4 million and debt to equity stood at 44.2% at June 30, 2006.

To reiterate our financial goals for 2006, earlier this year, we announced our goal to achieve an increase of 8-10% in revenue and achieve a 20-25% increase in earnings per share compared with the $0.28 per share reported for 2005. We’re pleased with the results for the first half of the year and, at this point, we are on target to meet or exceed the high end of these targets. So, with these comments, let me conclude and I’ll turn it back over to Steve.

Steven Gerard:	Thank you, Ware. Let me make some comments about the business in general. We basically see business conditions across all of our businesses as being strong and consistent for the rest of the year. We see no significant weakness in any particular segment and the business activity in the middle markets seems to be holding up just fine. Our cross serving initiatives are on track. Our acquisition pipeline remains robust although I caution the listeners that no transaction is done until it closes and there’s always a risk but, right now, we’re looking at a number of businesses in each of the business segments.

As mentioned in the press release, we have been approved for listing on the New York Stock Exchange, we believe that this is the next logical step for our company as we grow and compete more aggressively with other companies. This listing reflects the market’s acknowledgement of our strength and our stability and of our business activities and our business conduct. We’re not unhappy with the NASDAQ market, but we believe that the market information we will get by being listed on the New York is probably a little bit better and, equally as important, we believe that the market recognition for CBIZ with this move will help us in both our acquisition program and in our recruiting efforts. With that, I’d like to stop and be happy to take questions from our shareholders or analysts.

Operator:	Thank you. We will now begin the question and answer session. If you have a question, please press STAR then 1 on your touchtone phone. If you wish to be removed from the queue, please press the pound sign or the hatch key. If you are using a speakerphone, you may need to pick up the handset first before pressing the numbers. Once again, if you have a question, please press STAR then 1 on your touchtone phone.

Robert Kirkpatrick is on line with a question. Please state your question.

Robert Kirkpatrick:	Good morning, Gentleman.

Steven Gerard:	Hey, Rob.

Ware Grove:	Hey, Rob.

Robert Kirkpatrick:	What were the end of period shares then given that the quarterly average that you put out doesn’t fully reflect the activity?

Steven Gerard:	Well, Rob, if you have page five of the press release...

Robert Kirkpatrick:	Yes. I just missed it?

Steven Gerard:	We’ve got basic weighted average shares and fully diluted as of the end of the period.

Robert Kirkpatrick:	Okay. Great. Thank you. And would you, Steve, care to make any further economic observations about what is going on in the middle market community for the businesses that you serve?

Steven Gerard:	No. I guess, I’m taking a lesson from our new friends in Washington. Every time he says something, he sort of gets it wrong. All I can tell you is from what we see. If you take a look at our insurance group, our accounting group, and our national practices group, in general, they’re seeing strong backlogs and pipelines of transactions, in part, a reflection of our growing strength and apart from the fact that the middle market has not yet reacted to higher energy prices, higher gas prices, there seems to be still significant capital for investment and we have not picked up, either by industry or by geography, any significant weakness.

Robert Kirkpatrick:	Okay. And the national practice business during the quarter looked like it had quite positive results and I was wondering if you could shed some additional light as to what perhaps might have gone on there?

Steven Gerard:	Well, there are a number of things that have gone on. First, our technology businesses are all doing very well right now. In addition, we closed, in the second quarter, two M&A transactions which helped the quarter, but I will also remind you we had a very large M&A transaction in the second quarter of last year, but we did pick up some incremental revenue with the two transactions compared to the one. Basically, what we’re seeing in our national practices is all of our units are doing well.

Robert Kirkpatrick:	Okay.

Steven Gerard:	And just to add to that on the technology businesses, while the revenue growth hasn’t been quite as high as some of the other segments, the mix is more towards services as opposed to product sales which is a higher margin for CBIZ.

Robert Kirkpatrick:	Okay. That’s great, and were there office consolidation costs during the quarter?

Steven Gerard:	Nothing significant, Rob.

Robert Kirkpatrick:	Okay. And then, finally, Steve, you’ve been very aggressive in buying back your stock over many years here. You’ve operationally gotten the company on solid footing. We’re now listing the company on the New York Stock Exchange. Is it time to reconsider whether or not to pay a cash dividend, either on a quarterly basis or on an annual basis with a portion of the free cash flow, so that you can attract an additional class of investors who are prohibited from owning non-dividend paying stocks?

Steven Gerard:	Rob, I think that’s a very good question and I think it’s something that we consider, I believe, annually by the Board so it’s not an idea that we don’t think about or it doesn’t have merit. I think right now our current intention is to use our available cash to grow our businesses in the segments that we want to be in. We see significant opportunities for acquisition growth. As you know, we have been careful. Every acquisition we’ve made has worked out fine. As I’ve announced in the first quarter conference call, we’re looking at significantly larger transactions and, right now, I think the management and the Board believe that the best use of our cash is to commit to reinvest in our people, reinvest in training, improve our systems, as well as make acquisitions.

Robert Kirkpatrick:	Okay. And I’ll get back in line. Thank you.

Steven Gerard:	Thank you.

Operator:	Todd Van Fleet is on line with a question. Please state your question.

Todd Van Fleet:	Hi, good morning, just a follow up, I guess, on a few of the issues that you’ve already touched on and maybe I’ve missed it, but could you give us the organic growth or same source sales for each of the various business segments for the quarter?

Ware Grove:	Yes, Todd, of course, the blended growth was 5.7%. In our financial services group, I think you see the segment information there which is what the same unit of revenue growth is and that came in at 6.3%. The employee services group came in at 3.9% and then the medical management practice group came in at 9.3% and the national practices, as we commented earlier, which is comprised primarily of technology services, the revenue growth there was 1.6% for the second quarter.

Todd Van Fleet:	Okay. Okay. Then, to follow up, I guess, on the national practices improvement in margins, you said that there’s a greater mix of service related revenue as opposed to products. I guess I’m just wondering, embedded in that analysis, did the transactions that were closed during the quarter really contribute disproportionate for their revenue size in the way of the margin?

Steven Gerard:	Yes, I think that has to be true. You know, typically, in this business and part of it, remember the Edward Jones account is embedded in this technology services group, but beyond that, we do consulting with clients in terms of software application, design, and implementation. That consulting business or the services business is a higher margin business and from time to time we then actually acquire hardware and pass that through at a fairly low margin in order to construct and install the hardware that’s related to the system needs.

Todd Van Fleet:	Mmmhmmm.

Steven Gerard:	But if your question is specifically on the M&A contribution, by definition, the M&A margin on the few transactions that close are higher than the margins in our technology business.

Todd Van Fleet:	Okay. Thanks for that, and I guess following up on the share counts that you said 7.9 million shares have been purchased in total. That was during the quarter?

Ware Grove:	That’s through July 25th, Todd. The number purchased through June 30th was, I’m sorry, roughly 7.2 million I believe.

Todd Van Fleet:	Yes, 7.2, so you weren’t restricted for a period of time, then?

Ware Grove:	No, we put a 10(b)5-1 program in, Todd, because we would be blacked out during that period of time.

Todd Van Fleet:	Okay, so an incremental 700,000 shares after the quarter ended for this point, is that...?

Ware Grove:	Yes.

Todd Van Fleet:	Okay. Thanks.

Steven Gerard:	Thank you.

Operator:	Robert Kirkpatrick is on line with a follow up question. Please go ahead.

Robert Kirkpatrick:	Are we, with the sale of the discontinued operations in the second quarter, now out of all discontinued operations going forward or do we still have some business remaining in there?

Steven Gerard:	There is a residual of a piece of the business that we discontinued last year that we’re working through. It isn’t very big, but there’s nothing else that’s substantial in there and there’s nothing right now that we’re targeting to make a discontinued operation.

Robert Kirkpatrick:	Okay. And where is bad debt expense for the quarter?

Steven Gerard:	Bad debt generally we accrue typically between 1/2% and 1% of revenue, and I think it was closer to 1/2% of revenue for the year, I’m sorry, year-to-date.

Robert Kirkpatrick:	Great. Thank you so much.

Operator:	Todd Van Fleet is on line with a follow up question. Please go ahead.

Todd Van Fleet:	Yes, I just wanted to ask you about the philosophy on the acquisition front and when you think about the various business segments and you look at and consider the pipeline of activity, is there any one area of the company that you’re really more positive and enthusiastic about from an acquisition standpoint and if you could explain why?

Steven Gerard:	We’re seeing opportunities that fit our strategy in our accounting area, in our benefits and insurance area, in our medical practice area, so I would say that in most of these significant businesses that we are in that we have targeted to grow including I would add wealth management to that as well, we’re seeing numerous opportunities for us at this point, and our strategy has been to first fill out the product array in the cities that we already have established to be at and then move to other cities. I think I indicated in our first quarter conference call that we’re beginning to look at some other geographies, but even within the cities that we’re looking to expand that we’ve already established at each end, we’re seeing significant opportunities ahead of us, but then, again, I caution that these are opportunities. We are not close to anything that is disclosable at this time and these transactions come and go as all of you know. But I would say that our pipeline of significant transactions that fit our strategy is as strong today or stronger than it’s ever been.

Todd Van Fleet:	Can you talk about the allocation from a capital standpoint when you consider your acquisition pipeline, is it weighted more heavily towards, you know, one segment relative to the other two?

Steven Gerard:	We’re being opportunistic. I would say the pipeline is bigger on the financial services and employee services side than it is on the national practices and on the medical practice business, but I think that’s as much a function of the industry. I suppose it’s just much, much bigger industries. In terms of our own internal capital allocations, we’re very fortunate. We’re generating significant cash flow. We have $100 million unused facility, we have cash in the bank and will we will aggressively go after business in all of the segments that we decided to expand which are basically the ones I mentioned.

Todd Van Fleet:	In the financial services end of things, are you seeing more opportunities of market, large employers, publicly traded companies, or is it really you’re more focused on the breadth of opportunities in the middle markets?

Steven Gerard:	We’re going to stick to the markets that we are in because that’s what we know, and I would — we’re not looking at any public companies at this time even though we’re looking at significantly larger transactions than we have done before.

Todd Van Fleet:	I guess not just with respect to the transactions, but with respect to the aggregate new business opportunities, organic growth, for financial services in particular?

Steven Gerard:	Yes. The businesses that we are targeting are at the middle-to-upper range of our existing client base now, but we are not targeting business that are substantially up-market or substantially down-market from where we are today.

Todd Van Fleet:	Thanks.

Operator:	Robert Kirkpatrick is on line with a follow up question. Please go ahead.

Robert Kirkpatrick:	Follow up on that, Steve, is there any thought being given at the current time to going into either a fifth leg or an additional line of business that would then get folded into the national practices area?

Steven Gerard:	We look from time to time at businesses we are not in today or not strongly in today that are targeted at mid-sized companies and that are services businesses, and should something of size come along that could be a fifth leg, we would look at it. I would say that, today, the backlog, the pipeline of the things we’re looking at does not fall in that category and there are some things we have decided we don’t want to be in, but if one were to come along that was a value added to our existing client base and fit the philosophy that we have here, we would certainly look at it and we have in the past.

Robert Kirkpatrick:	Okay. Then, how much have you spent on acquisitions year-to-date?

Ware Grove:	The cash we’ve used for acquisitions is a combination of the cash we’ve spent on the three new acquisitions this year plus what I’ll call the earn-out component of prior year acquisitions and that would total roughly $20 million for the first six months.

Robert Kirkpatrick:	Great. Thank you so much.

Operator:	Once again, if you have a question, please press STAR then 1 on your touchtone phone. Todd Silva* is on line with a question. Please go ahead.

Todd Silva:	Good morning. Would you walk through a little bit of the cash flow statement. I don’t know if I missed this earlier on the call, but just cash flow from operations. You mentioned what Capex was in the quarter and then I don’t know if I got the acquisitions in the quarter as well. Thank you.

Ware Grove:	Yes, let me just walk you through, you know, without going through the cash flow statement per se, which is not part of the release. I’ll just walk through kind of the debt piece and the cash piece. We began the year with bank debt outstanding at $32 million on January 1st. We’ve spent through the first six months $56 million on share repurchases. We’ve spent $20 million on mergers and acquisitions or acquisitions for new companies. From a non-operating perspective, we’ve also, from prior divestitures and through the exercise of stock options, from a non-operating perspective, we’ve received in approximately $12 million in cash. So, the net spending on non-operating purposes would be roughly $64 million, okay? Add that to the $32 million of beginning debt and you would have a $96 million debt outstanding had the operating cash flow been neutral, okay? At June 30th, of course, the bank debt is zero, we have $100 million outstanding balance on the convertible debt issue, but we also have $14 million of short-term surplus funds, so I’d say the net debt is $86 million. So, the cash flow—free cash flow—if you look at it on a pure cash basis generated in the first half would be roughly $10 million. And I would remind you that typically, in the first quarter seasonally, we use cash primarily related to the build up in receivables in the business related to our tax consulting business. Then, in the second quarter, we begin to generate cash and we continue to generate cash through the third and fourth quarters and we would continue to forecast and say that the free cash flow for the full year would be in the range of $30 million. So, for the first six months, it’s approximately $10 million.

Todd Silva:	Thank you.

Operator:	Once again, if you have a question, please press STAR then 1 on your touchtone phone. I show no further questions.

Steven Gerard:	Okay, well, I would then like to thank you for calling in. I’d like to again sincerely thank all of our employees who may be listening in. You did a great, great job in the second quarter and we’re looking really good for the full year.

To our shareholders, I’d like to thank you for your continued support and reiterate what Ware said before which is, as we sit here today, we are forecasting that we will meet or exceed the upper end of the ranges that we announced publicly in the beginning of the year.

With that, I thank you all and look forward to bringing you the third quarter report.

Operator:	Thank you ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may all disconnect.

*	Please Note: Proper names/organizations spelling not verified.

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